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EXHIBIT 12.1

STATEMENT OF COMPUTATION OF RATIOS

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
                                                                Company                                      Predecessor
                                          ------------------------------------------------------------   --------------------------
                                           Year Ended     Year Ended       Year Ended    21 Days Ended   344 Days Ended   Year Ended
                                          December 31,    December 31,     December 31,   December 31,    December 10,  December 31,
                                              2000           1999            1998            1997            1997          1996
                                          -----------     -----------      -----------   -------------   --------------  ----------
                                                                    (dollars in thousands)
Income (loss) before taxes,
  extraordinary item and cumulative
  effect of change in accounting           $12,288          $ 8,284        $   (106)         $ 11         $ 4,731         $ 1,648


Fixed charges deducted from earnings        13,361           15,293          16,854           939           7,406           9,019
                                           -------          -------        --------          ----         -------         -------


Earnings available for payment of fixed
  charges                                  $25,649          $23,577        $ 16,748          $950         $12,137         $10,667
                                           =======          =======        ========          ====         =======         =======

Fixed charges:

  Interest expense                         $11,669          $13,576        $ 15,138          $880         $ 6,673         $ 8,259

  Amortization of deferred financing
  fees                                       1,039            1,151           1,180            41             297             316


Portion of rent deemed to be interest          653              566             536            18             436             444
                                           -------          -------        --------          ----         -------         -------


Total fixed charges                        $13,361          $15,293        $ 16,854          $939         $ 7,406         $ 9,019
                                           =======          =======        ========          ====         =======         =======


Ratio of earnings to fixed charges             1.9              1.5             1.0           1.0             1.6             1.2
                                           =======          =======        ========          ====         =======         =======
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